Exhibit 10.16
CONTROL# 12920
DEC 13 2006

Agreement Between

University of Miami
Division of Continuing and International Education

And

Vemics

This agreement entered into this 12th of December, 2006 by and between the University of Miami ("UM"), whose address is 1508 Levante Avenue, Room 327, Coral Gables, Florida 33124, on behalf of its Division of Continuing and International Education ("DCIE") and VEMICS ("Vemics"), whose address is 523 Avalon Gardens Drive, Nanuet, NY 10954.

In consideration for the mutual promises, terms, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Responsibilities of Parties:

DCIE shall :

1.
Identify a DCIE representative who shall be the main contact with VEMICS for purposes of this agreement and who will be able to determine the suitability of potential educational projects proposed by VEMICS and/or "market" as agreed upon or determined.

2.
Develop curriculum for projects negotiated between representatives of VEMICS and DCIE; the first project will be offering of a 3-week English program to select corporate clients (agreements) in Russia.

3.	Provide, if appropriate, all materials for educational programs.
4.	Be solely responsible for the hiring, supervision, and evaluation of instructors for all projects.
5.	Provide appropriate collateral material copy in English when needed for international marketing efforts.
6.
Be responsible for registration and collection of fees from the corporate or individual client that has a foreign currency bank account. If the client does not have a foreign account, UM will authorize DLT (Distance Technology and Learning) in Russia to collect fees subject to an 18% VAT.

Vemics shall :

1.	Provide Vemics LiveAccess hosted service solution as a platform (defined in Appendix A) for products to be offered by DCIE
2.
Be responsible for marketing and administrative functions in selected global regions with prior written approval of DCIE of all marketing materials. Initially, this agreement will encompass Russia and the CIS only. Representation in other regions of the world will be determined through future discussions.

3.	Provide the required number of virtual seats as needed by UM
4.	Provide technical support and, if necessary, online training
5.	Provide full Help Desk and Customer Service Support (M-F, 8 am to 8 pm EST)
6.	Provide unlimited free download rights to Vemics LiveAccess client software with availability 24/7
7.	Offer at no additional cost any software upgrades that are or become available;
8.	Provide total support for the Vemics LiveAccess Total Managed Event Service
9.	Make available dedicated servers for UM programs, seminars, and courses
10.	Customize and brand Vemics interface used in UM programs with UM look and feel with written approval from UM prior to use.
11.	Identify a Vemics representative who shall be the main contact to UM for the purpose of this agreement.

Financial Considerations:

1.	DCIE will provide a $100,000 payment as the fee. The immediate services for delivery will include:
a.	Dedicating servers to DCIE;
b.	Customizing and branding for the UM look and feel as set forth above
c.	Providing instructional design consulting and training for professors and technical/help desk training to appropriate staff.
2.	The $100,000 will be paid as follows: $60,000 on signing of contract; $20,000 on delivery of both 1.b. and 1.c.; $20,000 on commencement of program approved by DCIE.
3.	DCIE will retain the initial $200,000 in gross revenue generated from the program. Vemics shall provide monthly reports of gross revenue as appropriate in a format approved by DC1E.
4.
After the initial $200,000 in generated gross revenue will be split 60% to DCIE and 40% to Vemics. Failure to generate $200,000 of gross revenue will require Vemics to return $50,000 of initial fee to DCIE if no further programs are planned or DCIE cancels this agreement. In the event that additional programs are agreed upon, tuition will go to DCIE until the $200,000 total is attained. Tuition and/or fees for every program using Vemics LiveAccess solution will be discussed with Vemics, but final tuition/fees will be the sole responsibility of DCIE.

5.	Gross revenue shall include all tuition and payments received, reduced by any VAT, refunds or uncollected revenue
6.	DCIE will be responsible for the registration of students and the collection of fees when applicable.
7.	If the VAT tax (18%) must be collected, the additional cost will be split 60/40 between DCIE and Vemics. The obligation to pay VAT tax shall be the sole responsibility of Vemics.

Miscellaneous

Indemnification

Each party to this Agreement agrees to indemnify the other, its trustees, officers, agents, servants and employees against liability for all claims, demands, damages, actions, or causes of action of whatever type of nature (including costs and expenses incurred) arising out of the gross negligence or willful misconduct of such party in connection with or related to this Agreement.

Vemics shall indemnify, defend and hold harmless UM, DCIE and its trustees, officers, employees and students from and against any claims, liabilities, costs including attorneys' fees arising from 1) any claim for infringement of any intellectual property rights or trade secrets brought against UM, DC1E, its trustees, officers, employees or students and/or 2) any claim brought by any employee, subcontractor or agent of Vemics against UM, DCIE, its trustees, officers, employees or students.

UM, DCIE shall indemnify, defend and hold harmless Vemics and its directors, officers, employees and students from and against any claims, liabilities, costs including attorneys' fees arising from 1) any claim for infringement of any intellectual property rights or trade secrets brought against Vemics, its directors, officers, employees or students only to the extent that such infringement is caused solely for products developed by UM, DOE and/or 2) any claim brought by any employee, subcontractor or agent of UM, DCIE against Vemics, its directors, officers, employees or students.

Use of Name

Vemics shall not use the University's name or logo in any manner whatsoever unless and until the same shall have first been submitted and approved by the Vice President of DCIE or its designee in writing.

DCIE shall not use the Vemics name or logo in any manner whatsoever unless and until the same shall have first been submitted and approved by the CEO of Vemics or his designee in writing.

Assignment

Neither party will assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. This Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and permitted assignees.

Confidentiality

Each party agrees that during the term of this Agreement and for two (2) years thereafter, it shall not disclose to any third party the terms or conditions of this Agreement or any Confidential Information of the other party, except as expressly authorized herein. The term "Confidential Information" shall mean all non-public information that either party designates as being confidential, or which, under the circumstances of disclosure ought to be treated as confidential. "Confidential Information" shall not include information that was known to the receiving party prior to the disclosing party's disclosure to the receiving party or information that becomes publicly available through no fault of the receiving party.

Representations and Warranties

1.	Each party represents and warrants that:
a.	It has the power and authority to enter into this Agreement and is permitted by applicable law and regulations to enter into this Agreement;
b.	It will comply with all applicable laws in the performance of its obligations under this Agreement;
c.	It is not subject to any other agreement that would conflict with its ability to perform its obligations under this Agreement;
d.	It has all right, title and interest in or is duly licensed to use all the technology, know-how and software used to develop the course(s) under this Agreement.

Insurance

Each party agrees to maintain, during the term of this Agreement, general liability insurance with limits no less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate as well as worker's compensation insurance in amounts required by statute. Each party shall furnish a certificate of insurance evidencing the foregoing insurance to the other party within ten (10) days of execution of this Agreement.

Independent Contractors

The parties expressly intend that both shall be deemed independent contractors under this Agreement, that they have no relationship other than the one created by this Agreement, and that the parties shall not receive any benefits other than those expressly provided herein. The parties further intend that no agent, servant, contractor, or employee of one party shall be deemed to be an agent, servant, contractor, or employee of the other party.

Exclusivity

Vemics agrees that it will not solicit other universities, colleges, post-secondary educational institutions or proprietary schools for those courses or programs that could be offered by the DCIE or the University of Miami. If Vemics would like to offer a program from a competing institution, DC1E will be given the right of first refusal.

General Procedures and Terms:

1.
This Agreement shall be in effect for three (3) years commencing December 1, 2006 and ending November 30, 2009. The Agreement may be terminated by either party upon ninety (90) days written notice to the other party with the following conditions:

a.	Any student currently enrolled at the time may be allowed to complete the course/ certificate program in which they are registered;
b.	Any student who enrolls during the 90 days may register providing the course/program in which enrolling will occur within 90 days following the end date of the 90-day notice period.
c.
Any termination within the first six months shall require Vemics to return all of the initial fee ($100,000 and any other documented costs) to DCIE, less tuitions earned, and approved costs incurred and applied as stated above.

2.
Force Majeure: For a reasonable time period, each party will be excused from delay or failure in performance due to causes beyond such party's reasonable control including without limitation, acts of God, government action, regulations, riots, wars, floods, or earthquakes.

3.
Breach or Default: The non-breaching, non-defaulting party shall reserve all legal rights and remedies available for a breach or default provided that the nonbreaching/defaulting party has provided written notice and an opportunity to cure within thirty (30) days from receipt of the notice to the breaching/defaulting party.

4.
Any notices given under this Agreement shall be delivered via certified or registered mail, postage prepaid and return receipt requested and shall be deemed to have been given on the day when received by the party to whom the notice is given.

Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter thereof.

Waiver

No waiver or modification of any of the provisions of this Agreement shall be valid unless set forth in writing and signed by authorized representatives of each party.

Governing Law

This Agreement shall be construed in accordance with the laws of the State of Florida and venue for any action arising from this Agreement shall be in the courts of Miami-Dade County, Florida.

In Witness Whereof, Vemics and DCIE agree to the terms and conditions set forth in this Agreement.

VEMICS	University of Miami	Alan J. Fish, Vice President
BY:	BY:	University of Miami
Fred Zolla	Alan J. Fish, Vice President	Business Services
CEO, Vemics, Inc	Business Services	1507 Levante Avenue, Room 327
Coral Gables, FL 33146
Phone: 305/284-5550
Fax: 305/284-4543
Email: afish@miami.edu

Date:  December 13, 2006                                                      Date:  12/13/06

Appendix A

Vemics/E1Desktop will provide a cost-effective Vemics LiveAccess hosted total service solution for various distance learning applications and assistance with marketing, enrollment and administrative functions overseas and domestically that replicates all the dynamics present in a live, face-to-face classroom using the public Internet with:

•	Vemics LiveAccess Solution (capability for up to 90 live, fully interactive sites)
•	Up to 9 real-time, full motion videos (broadcast quality up to 30 frames per second)
•	Wide-band voice-over-internet (VOIP) audio
•	Full suite of collaboration tools
o	Present-a-document
o	Tour the web
o	Videoconference mode
o	Live application share (windows based software or Internet)
o	Electronic whiteboard
o	Invite IP-based videoconference system feature
o	Use of multimedia

•
Provide a cost-effective live, fully interactive online meeting service that replicates all the dynamics present in a face-to-face meeting for up to 90 end points without leaving office, home, hotel room, school, etc.

•	No proprietary equipment or additional bridging services required to buy or maintain as with traditional videoconference systems
•	Adds the flexibility of real time face-to-face experience for online sessions with integrated high quality video and VOIP audio, converged with a full suite of collaboration tools
•	One-way streaming of the audio/video/content to an unlimited number of sites with internet access. Individuals can use any standard broadband connection to the internet.
•	Plus Record and provide web access to view the archived version of the meeting or class which can be made available for scheduled or unscheduled amounts of time
•	Fully managed event service that can include live site set-up, email invitations with audio/video postcards, presenter training, technical and event monitoring, email reminders and help desk